EXHIBIT 10.12

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is made as of June 30, 1996, by and between First Washington Realty Trust, Inc. a Maryland corporation (the "REIT"), and William J. Wolfe ("Employee").

                                    Recitals

     A. The REIT and Employee executed an Executive Employment Agreement dated as of June 26, 1994 (the "Original Agreement").

     B. The REIT and Employee mutual desire to amend and restate the Original Agreement pursuant to the terms set forth herein. This Agreement shall supersede the terms set forth in the Original Agreement, and the Original Agreement shall have no further force or effect.

     C. The REIT wishes to contract for the managerial and business skills possessed by the Employee and Employee desires to be employed by the REIT upon the terms and subject to the conditions herein provided.

     D. Employee will be hired by the REIT as its President and Chief Executive Officer. In this capacity, he will develop policy, supervise staff, direct day-to-day operations and shall have such other duties as the Board of Directors of the REIT (the "Board") prescribes.


                              Terms and Conditions

          NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:


     1. Employment and Duties.

          a. Position and Duties. Employee shall serve as President and Chief Executive Officer of the REIT. Employee shall have such duties and authority as are customary for, and commensurate with such position, including developing policy, supervising staff, directing day-to-day operations, and such other duties as the Board prescribes. Employee shall have such other duties and authority as may from time to time be delegated or assigned to him by the Board.

          b. Preclusion of Outside Business Activities. During his employment, Employee shall devote substantially all of his professional energies, interest, abilities and productive work time to the performance of this Agreement. Employee shall not, without the prior written consent of the REIT, perform other professional services of any kind or engage in any other business activity, with or without compensation; provided, however, that Employee shall be allowed (i) to continue to engage in the development of First Washington Management, Inc., a Maryland corporation ("FWM"), at a level consistent with past duties; (ii) to engage in administering the business and activities of the First Washington Realty Limited Partnership, a Maryland limited partnership (the "Operating Partnership"); (iii) to serve as a Director on Boards of up to three (3) non-competing companies; and (iv) to engage in passive investments that Employee may make from time to time for his personal account; so long as the activities described in clauses (i) - (iv) do not detract or adversely affect Employee's duties and responsibilities under this

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Agreement.  Employee shall not,  without the prior written  consent of the REIT, engage in any activity adverse to the REIT's interests.

     2. Term of Employment.

          a. Term. This Agreement shall continue in full force and effect until June 30, 1999, unless sooner terminated or extended as hereinafter provided (the "employment term").

          b. Extension of Term. The employment term set forth in a paragraph 2(a) above may be extended by written amendment to this Agreement signed by both parties. The parties agree that they will use their best efforts to negotiate the extension of this Agreement, if there is to be an extension, not later than twelve months before the end of the employment term.

          c. Termination by the REIT.

               (i) Without Cause. The REIT may terminate this Agreement and Employee's employment at any time for any reason or for no reason at all upon two weeks prior written notice to Employee. Following notice of termination, the REIT may elect to require Employee to continue to perform his duties under this Agreement for an additional sixty (60) days. In connection with the termination of Employee's employment pursuant to this Section 2(c)(i), Employee shall (A) be paid his salary and any bonus payable to him in accordance with Sections 3(a) and 3(b) hereof and shall be entitled to the benefits set forth in Sections 3(d)
- 3(h) hereof up to the effective date of such termination, (B) receive the Termination Compensation specified in Section 5(a) hereof, (C) retain the right to receive the Contingent Shares for the three year period after the date hereof in accordance with the terms of Annex B, (D) have the Restrictions on the Restricted Stock lapse in accordance with the provisions of the Restricted Stock Agreement set forth as Annex "D" hereto, and (E) receive the Contingent Stock in accordance with the provisions of the Contingent Stock Agreement set forth as Annex "E" hereto.

               (ii) With Cause.  Prior to the expiration of the employment term,
Employee's employment may be terminated for Cause by the Board, immediately upon delivery of notice thereof. For purposes of this Agreement, "Cause" shall mean Employee's termination only upon: (A) material incompetence in the performance of his duties or obligations hereunder, including, without limitation; those duties and obligations specified in Section 1(a) hereof; (B) Employee's engaging in any act which is materially injurious to the REIT; (C) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit; (C) intentional and material failure to perform his stated duties; (E) willful violation of any law which materially adversely affects his ability to discharge his duties or has an adverse effect on the REIT's interests; or (F) Employee's breaching in any material respect the terms of this Agreement or any confidentiality or proprietary information agreement between Employee and FWM, the Operating Partnership or the REIT; provided, however that "Cause" shall not exist unless and until the REIT provides Employee with (Y) at least 15 days prior written notice of its intention to terminate his employment for Cause, together with a certified copy of the resolution of the Board reasonably approving the termination of Employee's employment for Cause by the affirmative vote of not less than a majority of the Board and a written statement describing the nature of the Cause, and (Z) a reasonable opportunity and a reasonable period of time to cure any curable acts or omissions on which the finding of Cause is based. If the Employee cures the acts or omissions on which the finding of Cause is based, the REIT shall not have Cause to terminate Employee's employment hereunder.

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          d. Termination by Employee.

               With Good Reason or After Change of Control. Employee may terminate this Agreement (i) with good reason or (ii) with good reason within twenty-four (24) months following any change of control of the REIT upon written notice to the REIT. Employee shall continue to perform, at the election of the REIT, his duties under this Agreement for an additional thirty (30) days following notice of termination. In such event, Employee shall (A) be paid his salary and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) hereof and be entitled to the benefits set forth in Sections 3(d)- 3(h) hereof up to the effective date of such termination, (B) receive the Termination Compensation specified in Section 5(a) hereof, and (C) retain the right to receive the Contingent Shares in accordance with the terms of Annex B, (D) have the Restrictions on the Restricted Stock lapse in accordance with the provisions of the Restricted Stock Agreement set forth as Annex "D" hereto, and (E) receive the Contingent Stock in accordance with the provisions of the Contingent Stock Agreement set forth as Annex "E" hereto.


               For purposes of this Section 2(d), "good reason" shall mean (A) the breach by the REIT of any of its obligations hereunder and the failure of the REIT to cure such breach within sixty (60) days after receipt by the REIT of a written notice of the Employee specifying in the reasonable detail the nature of the breach, or (B) any material diminution in the scope of Employee's responsibilities and duties.

               For purposes of this Section 2(d), a "change of control" shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the REIT, a corporation owned directly or indirectly by the stockholders of the REIT in substantially the same proportions as their ownership of stock of the REIT, Employee, or William J. Wolfe, or any of their respective affiliates, becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the REIT representing 50% or more of the total voting power represented by the REIT's then outstanding securities which vote generally in the election of directors (referred to herein as "Voting Securities"); (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the REIT's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (3) the stockholders of the REIT approve a merger or consolidation of the REIT with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the REIT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 50% of the total voting power represented by the Voting Securities of the REIT or such surviving entity outstanding immediately after such merger or consolidation, or (4) the stockholders of the REIT approve a plan of complete liquidation of the REIT or an agreement for the sale or disposition by the REIT of (in one transaction or a series of transactions) all or substantially all of the REIT's assets.

          e. Termination Due to Death or Disability. Employee's employment hereunder shall terminate immediately upon his death. In the event that by reason of injury, illness or other physical or mental impairment Employee shall be: (A) completely unable to perform his services hereunder for more than six consecutive months, or (B) unable to perform his services hereunder for fifty percent or more of the normal working day throughout twelve consecutive months, then the REIT may terminate Employee's employment hereunder. In the event of the termination of Employee's employment pursuant to this Section 2(e), Employee or Employee's beneficiaries, estate, heirs, representatives, or assigns, as appropriate, shall be entitled to receive (U) Employee's salary and any other bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) hereof until the effective date of such termination; (V) receive the Termination Compensation specified in Section 5(a) hereof; (W) the proceeds, if any, due under any REIT-paid life insurance policy held by Employee, as determined by and in accordance with the terms of any such policy; (X) any vested benefits in Employee's stock options and the right to receive Contingent Shares in accordance with the terms of Annex B; (Y) have the Restrictions on the Restricted Stock lapse in accordance with the provisions of the Restricted Stock Agreement set forth as Annex "D" hereto, and (Z) receive the Contingent Stock in accordance with the provisions of the Contingent Stock Agreement set forth as Annex "E" hereto.

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          f. Removal as Director.  Notwithstanding  any other  provision of this
Agreement, if Employee shall be removed from office as a director of the REIT at any time during the employment term, then Employee may notify the REIT in writing of his election to terminate this Agreement with good reason upon written notice to the REIT and such notice shall be effective immediately upon receipt by the REIT. In such event, Employee shall (A) be paid his salary and any bonus otherwise payable to him in accordance with Sections 3(a) and 3(b) hereof and be entitled to the benefits set forth in Sections 3(d) - 3(h) hereof up to the effective date of such termination, (B) receive the Termination Compensation specified in Section 5(a) hereof, and (C) retain the right to receive the Contingent Shares in accordance with the terms of Annex B (provided that Employee shall not be entitled to the Termination Compensation or the Contingent Shares pursuant to this Section 2(f) if he is removed as a director for cause under the corporation law of the State of Maryland).

     3. Compensation and Related Matters.

          a. Salary. Employee's annual base salary during the employment term shall be $250,000 per annum. Such salary shall be reviewed by the Board annually during the first quarter of the REIT's fiscal year, and Employee shall receive such salary increases, if any, as the Board, in its sole discretion, shall determine. Such salary shall be payable in accordance with the REIT's normal payment practices, but in no event shall such salary be payable less frequently than monthly in equal installments.

          b. Bonus. In addition to the salary set forth in paragraph 3(a) above, Employee shall be eligible to receive such bonus, if any, as the Board shall determine, in accordance with the criteria set forth in Annex A hereto.

          c. Options. Substantially concurrent with the transactions pursuant to which the REIT was formed (the "Formation Transactions"), the REIT granted Employee options to purchase 146,475 shares of the REIT's Common Stock under the REIT's 1994 Stock Option Plan on the terms and conditions set forth therein. If Employee leaves his employment with the REIT for any reason set forth in Section 2(c)(i) or 2(d), all his unvested options shall automatically and fully vest. If Employee leaves his employment with the REIT for any reason other than as set forth in 2(c)(i) or 2(d) all unvested options shall be forfeited. Upon Employee's termination of employment, Employee (in the case of his death, Employee's personal representative or heirs) shall be entitled to exercise all options vested as of the date of termination of employment at any time during the applicable unexpired exercise period set forth in the Stock Option Plan.

          d. Restricted Stock. Employee shall be entitled to receive 39,200 shares of Restricted Stock pursuant to the terms and additions set forth in the form of Restricted Stock Agreement set forth as Annex "D" hereto; provided, however, that the grant of such Restricted Stock shall be subject to the approval of the REIT's stockholders.

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

          e. Contingent Stock. Employee shall be entitled to receive 30,000 shares of Contingent Stock pursuant to the terms and conditions set forth in the form of Contingent Stock Agreement set forth as Annex "E" hereto; provided, however, that the grant of such Contingent Stock shall be subject to the approval of the REIT's stockholders.

          f. Benefits. The Employee shall be entitled to:

               (i) participate in or receive benefits under any employee benefit plan or other arrangement including, but not limited to, any medical, dental, retirement, disability, life insurance, sick leave and vacation plans or arrangements made available by the REIT to any of its employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangement; and

               (ii) participate in the REIT's executive deferred compensation plan and 401(k) plan.

          g. Contingent Shares. Employee shall be entitled to receive the Contingent Shares (as defined in Annex B), upon the satisfaction of certain performance thresholds as specified in Annex B.

          h. Expenses. The REIT shall promptly pay directly or reimburse Employee for all reasonable travel and other business expenses incurred by Employee in the performance of his duties to the Company under this Agreement.

          i. Vacation. Employee shall be entitled to vacation benefits in accordance with the REIT's normal vacation policies, but in no event less than four weeks of paid vacation each calendar year.

          j. Professional Memberships. The REIT shall promptly pay directly or reimburse Employee for all reasonable expenses incurred by Employee with respect to professional memberships.

          k. Automobile Allowance. The REIT shall provide Employee with an automobile allowance for a company automobile of comparable quality as automobiles customarily provided to executive officers in the industry. Expenses relating to such automobile will be paid in accordance with the normal and customary practice of the REIT.

          l. Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by Employee and any deductions and withholdings required by law.

     4. Covenant Not to Compete or Solicit.

          a. Non-Competition. Employee agrees that during the term of this Agreement he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or intends to engage in a Restricted Business. "Restricted Business" shall mean any business that is engaged in or (to Employee's knowledge after due inquiry) preparing to engage in the real estate business of the acquisition, development, management and operation of principally retail shopping centers, provided, however, that "Restricted Business" shall not include the ownership or the participation in the operation and management of those properties listed on Annex C hereto.

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          Employee  further  agrees  that for the  eighteen  (18)  month  period following the end of the employment term, he will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in or intends to engage in a Post-Employment Restricted Business. "Post-Employment Restricted Business" shall mean any business that is engaged in or (to Employee's knowledge after due inquiry) preparing to engage in the real estate business of the acquisition, development, management and operation of principally, retail shopping centers within twenty-five (25) miles of a retail property owned, directly or through one or more subsidiaries or otherwise, by the REIT, the Operating Partnership or FWM at the end of the employment term, provided, however, that "Post-Employment Restricted Business" shall not include the ownership or the participation in the operation and management of those properties listed on Annex C hereto.

          Ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded entity, or (ii) any stock presently owned by Employee, shall not constitute a violation of this Section 4(a).

          This Section 4(a) shall not prohibit Employee from working for a division or subsidiary of a company which division or subsidiary does not engage in a Restricted Business or a Post-Employment Restricted Business, even though other divisions or subsidiaries of such company do engage in a Restricted Business or Post-Employment Restricted Business, provided that the REIT receives adequate assurances as it may request that Employee has no involvement with the divisions or subsidiaries engaged in the Restricted Business or Post-Employment Restricted Business.

          b. Non-Solicitation. Employee agrees that during the term of this Agreement, he will not (i) solicit, encourage, or take any other action which is intended to induce any other employee of the REIT to terminate his or her employment with the REIT, or (ii) interfere in any manner with the contractual or employment relationship between the REIT and any such employee of the REIT.

          c. Severability. The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county of Maryland, Virginia, Pennsylvania, North Carolina, South Carolina, and Delaware, and to the District of Columbia, each state of the Union, and each nation. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 4 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.

     5. Severance.

          a. Termination. If Employee's employment is terminated (i) during the employment term by the REIT other than for Cause pursuant to Section 2(c)(ii) hereof, (ii) during the employment term by Employee with good reason or with good reason after a change in control pursuant to Section 2(d) hereof, (iii) during the employment term due to Employee's removal as a director pursuant to
Section 2(f) hereof, or (iv) during the employment term due to Employee's death or disability pursuant to Section 2(e) hereof, or (v) if this Agreement expires and is not renewed pursuant to Section 2(b); then Employee shall be paid a lump sum amount equal to the greater of:

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          (A) 200% of the sum of (x)  Employee's  annual base salary at the time of such termination (as determined pursuant to Section 3(a)) plus (y) the average annual bonus (if any) paid to Employee during the employment term; or

          (B) the sum of (x) the annual base salary (as determined pursuant to Section 3(a)) Employee would otherwise be entitled to receive from the time of such termination through the end of the employment term (as determined pursuant to Section 2(a)) plus (y) the average annual bonus (if any) paid to Employee during the employment term, annualized from the time of such termination through the end of the employment term (the "Termination Compensation").

          No Termination Compensation shall be paid if the Employee's employment is terminated during the employment term (i) by the REIT for Cause pursuant to
Section 2(c)(ii) hereof or (ii) by Employee without good reason. If Employee's employment is terminated prior to the expiration of this Agreement for any reason whatsoever, the REIT will continue to provide whatever medical, disability, life or insurance benefits were in effect at the time of termination until such time as this Agreement would have expired if Employee had not been terminated (but in no event for a period less than twenty-four months). No severance benefits shall be paid if the Employee's employment is terminated by the REIT for Cause.

          b. Survival. The expiration or termination of the employment term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

          c. Mitigation of Damages. In the event of any termination of Employee's employment, Employee shall not be required to seek other employment to mitigate damages, and any income earned by Employee from other employment or self-employment shall not be offset against any obligations of the REIT to the Employee under this Agreement.

     6. Employee's Representations. Employee represents and warrants to the REIT as follows:

          a. Employee is familiar with and approves the covenants not to compete and not to solicit set forth in Section 4, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

          b. Notwithstanding any "what-if" scenarios of the future results of operations and stock prices of the REIT under certain assumptions which the parties may have discussed, Employee has not relied on any such scenarios or any forecasts or projections provided by the REIT and understands that neither the REIT nor FWM has made any representation or warranty whatsoever regarding any forecasts or projections to Employee.

     7. Miscellaneous.

          a. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

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                           i)       If to Employee:

                                    4350 East-West Highway, Suite 400
                                    Bethesda, Maryland 20814
                                    Attn:  William J. Wolfe

                           ii)      If to the REIT:

                                    4350 East-West Highway, Suite 400
                                    Bethesda, Maryland 20814
                                    Attn:  General Counsel

or to such other address as any party hereto may designate by notice given as herein provided.

          b. Entire Agreement. This Agreement contains the entire understanding and sole and entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, negotiations and discussions between the parties hereto with respect to the subject matter covered hereby. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the REIT and by Employee, and which states the intent of the parties to amend this Agreement.

          c. Assignment and Binding Effect. Neither this Agreement nor the rights or obligations hereunder shall be assignable by Employee. The REIT may assign this Agreement to any successor of the REIT, and upon such assignment any such successor shall be deemed substituted for the REIT upon the terms and subject to the conditions hereof, provided, that substantially all of the assets of the REIT are also transferred to the same party.

          d. Successor to the REIT. The REIT will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the REIT, as the case may be, by agreement in form and substance reasonably satisfactory to Employee, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the REIT would be required to perform it if no such succession or assignment had taken place. Any failure of the REIT to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts are still payable to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

          e. Arbitration. The parties agree that any and all disputes (contract, tort, or statutory, whether under federal, state or local law) between Employee and the REIT (including other REIT employees, officers, directors and representatives) arising out of Employee's employment with the REIT, the termination of that employment, or this Agreement, shall be submitted to final and binding arbitration. The arbitration shall take place in the County of Montgomery, and may be compelled and enforced according to the Maryland Arbitration Act. Unless the parties mutually agree otherwise, the arbitration shall be conducted before the American Arbitration Association, according to its Commercial Arbitration Rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. Arbitration shall be initiated in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

          f. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by Employee and the REIT. By an instrument in writing similarly executed, the Employee or the REIT may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or equity.

          g. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland as applied to agreements made and performed in Maryland by residents of Maryland.

          h. Effectiveness. This Agreement shall become effective on June 30, 1996. Notwithstanding any provision herein to the contrary, if (i) this Agreement is executed by the parties prior to June 30, 1996 and (ii) prior to June 30, 1996 the Company's stockholders have failed to approve the grant of Restricted Stock described in Section 3(d) herein or the grant of Contingent Stock described in Section 3(e) herein, then at any time prior to June 30, 1996 Employee shall have the option to rescind this Agreement, and the terms of the Original Agreement shall continue in full force and effect.

          i. Attorneys' Fees. In the event of any arbitration or legal action or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

          j.   Counterparts.   This   Agreement   may  be  executed  in  several
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

          k. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

          l. Severability. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or otherwise unenforceable in whole or in part, the remainder of the provisions or enforceable parts hereof shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Executive Employment Agreement as of the date first written above.

                                             FIRST WASHINGTON REALTY TRUST, INC.
                                             a Maryland Corporation


                                             By:_______________________________
                                               Stuart D. Halpert
                                               Chairman

Attest:

-----------------------------------
Jeffrey S. Distenfeld, Secretary



                                              EMPLOYEE


                                              ----------------------------------
                                              William J. Wolfe

                                     ANNEX A

                                 Bonus Payments

          Employee shall be eligible for a bonus payment pursuant to Section 3(b) (the "Bonus") in accordance with the following:

          1. Amount. The amount of the Bonus shall range from 0 to 100% of Employee's annual salary, determined pursuant to Section 3(a), for the most recent fiscal year. If, during a given year, the REIT achieves targeted performance and the employee performs at an acceptable level, then the targeted Bonus for any such year shall be fifty percent (50%). Notwithstanding the foregoing, the maximum Bonus payable for the time periods set forth in paragraph 3(a)(i) and 3(a)(ii), together, shall not exceed $77,500.

          2. Criteria.

               a. The Board's determination regarding Bonus grants for Bonuses based on the Company's performance from July 1, 1995 - December 31, 1996 shall be based upon the performance criteria set forth below:

                    (i)   Measure                 Target              Weight
                          -------                 ------              ------
                          FFO growth              6%                  15%
                          Total Return            15%                 15%
                          Portfolio Growth        10%                 20%
                          Board's Discretion      n/a                 50%

                    (ii) FFO Growth shall be calculated as the annual growth rate in funds from operations per share (calculated on a fully diluted basis).

                    (iii) Total Return shall be calculated as the sum of (x) the annual dividend and (y) the increase in the appreciation in the REIT's stock, measured as the annual change in the market price of the REIT's common stock.

                    (iv) Portfolio Growth shall be calculated as the increase in the aggregate value of real property in the REIT's portfolio, based upon the original cost of such properties.

          The Board shall have the discretion to amend the performance criteria in future years, provided, however, that the Board shall advise Employee of the criteria for a given year at the beginning of such year.

          3. Timing.

               a. As described in paragraph 2 above, the Bonus shall be based upon the REIT's performance during a given period. The Board shall determine Employee's Bonus, if any, within the following time periods:

                    (i) for the period from June 30, 1995 to June 30, 1996 the Board shall make its determination during the third calendar quarter of 1996, and such Bonus, if any, shall be paid to Employee no later than September 30, 1996;

                    (ii) for the period from July 1, 1996 to December 31, 1996, the Board shall make its determination during the first calendar quarter of 1997, and such Bonus, if any, shall be paid to Employee no later than March 31, 1997. Because this Bonus determination will be calculated upon performance during a partial year period, the target criteria for determining the bonus (as specified in paragraph 2(a)(i) above) shall be pro rated accordingly; and

                    (iii) for  subsequent   fiscal  years  during  the  term  of
                          employment (i) the Board shall make its determination during the first quarter of the following fiscal year, and such Bonus, if any, shall be paid to Employee, no later than March 31st of the following fiscal year.

               b. Except as provided in 3(iii) below, Employee must be actively employed as the end of the REIT's fiscal year to be eligible to receive a Bonus for such year.

               c. Notwithstanding Section 3(ii), Employee shall be eligible for a prorated Bonus if Employee is not actively employed by the REIT due to one of the following reasons:

                    (i) if Employee terminates employment for good reason pursuant to Section 2(c)(ii) of the Agreement or as a result of a Change of Control pursuant to Section 2(d) of the Agreement.

                    (ii) if Employee is terminated due to death or total disability pursuant to Section 2(e) of the Agreement.

                    (iii) if this Agreement  expires and is not renewed pursuant to Section 2(b).

                                    ANNEX "B"


          The Company has reserved 100,000 shares of Common Stock ("Contingent Shares") for issuance to employee (or his designee) during the three year period following the date hereof upon the achievement of the following performance based objectives as follows:

          (i) one-third of the Contingent Shares shall be issued as of June 27, 1995 (the end of the first year following consummation of the REIT's offering of certain shares of Series A Convertible Preferred Stock and Common Stock (the "Offering")), if the annual growth rate in funds from operations per share (calculated on a fully diluted basis) between July 1, 1994 and June 30, 1995 equals or exceeds 7.0%;

          (ii) one-third of the Contingent Shares shall be issued as of June 27, 1996 (the end of the second year following the Offering) if the annual growth rate in funds from operations per share (calculated on a fully diluted basis) between July 1, 1995 and June 30, 1996 equals or exceeds 7.0%;

          (iii) one-third of the Contingent Shares shall be issued as of June 27, 1997 (at the end of the third year following consummation of Offering), if the annual growth rate in funds from operations per share (calculated on a fully diluted basis) between July 1, 1996 and June 30, 1997 equals or exceeds 7.0%; and

          (iv) if as of June 27, 1997 (at the end of the third year following consummation of the Offering), less than 100% of the Contingent Shares have been issued, Employee shall be issued a number of additional Contingent Shares such that the aggregate amount of Contingent Shares issued to Employee (including all previously issued Contingent Shares) is as follows:

               (A) Employee shall have received one-third of the Contingent shares if funds from operations per share (calculated on a fully diluted basis) increased by 7.0% or more (but less than 14.0%) between July 1, 1994 and June 30, 1997;

               (B) Employee shall have received two-thirds of the Contingent Shares if funds from operations per share (calculated on a fully diluted basis) increased by 14.0% or more (but less than 21.0%) between July 1, 1994 and June 30, 1997; and

               (C) Employee shall have received 100% of the Contingent Shares if funds from operations per share (calculated on a fully diluted basis) increased by 21.0% or more between July 1, 1994 and June 30, 1997.

Employee shall have the right to cause the Company to grant any portion of the Contingent Shares to Employee's designee who is an employee of the Company.

                                    ANNEX "C"


         LIST OF PROPERTIES AND ENTITIES EMPLOYEE MAY CONTINUE TO OWN AND PARTICIPATE IN THE OPERATION AND MANAGEMENT OF:



         1.       727 15th Street

         2.       Deale, Maryland land parcel

         3.       Properties  currently owned  by  Mid-Atlantic Centers Limited
                  Partnership

                           a.       Woodlawn Village
                           b.       Lynnwood Place
                           c.       Highlandtown Village
                           d.       Jackson Heights
                           e.       Holiday
                           f.       Orchard Square
                           g.       Cloister
                           h.       Edgewood
                           i.       Tarrytown Mall
                           j.       Berkeley Square
                           k.       Quality Center